Exhibit 10.5

FIRST AMENDMENT
TO THE COMPUTER SCIENCES CORPORATION EXCESS PLAN

This AMENDMENT to the Computer Sciences Corporation Excess Plan (the “Plan”) is effective as of December 31, 2012.

W I T N E S S E T H:

WHEREAS, the board of directors of Computer Sciences Corporation (the “Company”) has previously approved certain amendments to the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.Article XX of the Plan is hereby amended in its entirety as follows:

Certain Section 409A Matters

Notwithstanding anything herein to the contrary: no distributions to a “specified employee” (as such term is defined under Section 409A of the Code) under this Excess Plan that are to be made as a result of the specified employee’s “separation from service” (as such term is defined under Section 409A of the Code) for any reason other than the specified employee’s death or “disability” (as such term is defined under Section 409A of the Code) shall be made or commence prior to the earlier of the date that is six months after the date of separation from service or, if earlier, the Participant’s death; provided that any distributions that otherwise would have been payable during such six-month (or shorter) period, plus interest accrued thereon at a rate equal to the default rate credited to amounts deferred under the Company’s Deferred Compensation Plan, as amended (but calculated on a monthly average basis rather than a daily basis), shall be distributed in lump sum on the first day following the expiration of such six-month (or shorter) period. Specified Employees shall be identified as provided in the Company’s Specified Employee Determination Policy, as amended.

2.	In all other respects, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted as of the effective date indicated above.

COMPUTER SCIENCES CORPORATION

By:     /s/ Eduardo J. Nunez
Eduardo J. Nunez
Vice President, Global Compensation & Benefits